Exhibit 99.1

SouthWest Water Awarded 10-Year Services Contract Renewal with Texas’ Horizon Regional Municipal Utility District

LOS ANGELES--(BUSINESS WIRE)--September 10, 2009--SouthWest Water Company (NASDAQ:SWWC) today announced a 10-year contract renewal with its long-term client Horizon Regional Municipal Utility District (“HRMUD”) in Horizon City, Texas. Under the new contract, SouthWest Water will continue to operate and maintain HRMUD’s water and wastewater systems and manage its meter reading, billing and collections.

“SouthWest Water does an excellent job serving our community,” said HRMUD President John Navidomskis. “We are happy to renew this contract and ensure the continuity of this quality service.”

"We are proud of the support and confidence that the HRMUD’s officials have shown in us,” said Jim Brown, Managing Director of SouthWest Water’s Texas MUD Services division. “We look forward to continuing to provide outstanding service to the residents of Horizon City."

HRMUD represents approximately 25,000 customers in a 91,000-acre area in east El Paso County, Texas, primarily serving Horizon City. SouthWest Water has operated the water and wastewater systems since 1995. The Horizon area has one of the most reliable water supplies in the arid Southwest thanks to an abundant aquifer, known as the Hueco Bolson. The water, however, has an extremely high mineral content that makes it undrinkable without extensive treatment. In the late 1990s, SouthWest Water proposed building four new wells and a reverse osmosis (“RO”) treatment facility to turn this brackish groundwater into water of superior quality to meet the challenge of a long-term potable water supply. In 2001, less than two years after construction began, SouthWest Water completed the design-build-operate project, putting in operation a state-of-the-art RO plant that can produce six million gallons of water per day and be expanded to accommodate future growth in the area. That same year, the contract won a prestigious award from the National Council for Public-Private Partnership.

The wastewater collection system consists of 14 lift stations and the associated pressure and gravity sewer mains that collect an average of 1.4 million gallons of sewage a day, sending it to the 1.5 million-gallons-per-day wastewater treatment facility, made up of an aerated lagoon system and two activated sludge plants. Much of the treated effluent is recycled for irrigation purposes.

About SouthWest Water

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in nine states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

CONTACT:
SouthWest Water Company
DeLise Keim
VP Corporate Communications
213-929-1846
www.swwc.com